Exhibit 8.2

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

July 11, 2016

Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

RE:	Agreement and Plan of Merger, dated as of January 26, 2016

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to Leidos Holdings, Inc., a Delaware corporation (“RMT Parent”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 26, 2016, by and among RMT Parent, Lion Merger Co., a Delaware corporation (“Merger Sub”), Lockheed Martin Corporation, a Maryland corporation (“Lockheed”), and Abacus Innovations Corporation, a Delaware corporation and a direct wholly owned subsidiary of Lockheed (“Spinco”), pursuant to which Merger Sub will merge with and into Spinco, with Spinco surviving the merger as a direct wholly owned subsidiary of RMT Parent (the “Merger”). At your request, and pursuant to Section 8.02(b) of the Merger Agreement, we are rendering our opinion (the “Opinion”) as to certain U.S. federal income tax consequences of the Merger. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In preparing the Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the registration statement filed on Form S-4 filed by Leidos with the Securities and Exchange Commission (the “SEC”) on April 18, 2016 and the registration statements filed on Forms S-4 and S-1 filed by Spinco with the SEC on April 18, 2016, in each case as amended or supplemented through the date hereof (together, the “Registration Statements”), (ii) the Merger Agreement and (iii) such other documents and

Leidos Holdings, Inc.

July 11, 2016

information as we have deemed necessary or appropriate to render the Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by RMT Parent and Lockheed, including those set forth in letters dated as of the date hereof from an officer of each of RMT Parent and Lockheed (the “Representation Letters”). For purposes of rendering our Opinion, we have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by RMT Parent and Lockheed, including those set forth in the Representation Letters. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statements, or in any other document. We have consequently assumed that the information presented in the Representation Letters, the Registration Statements, and other documents, or otherwise furnished to us, accurately and completely describes all material facts related to our Opinion. We have also assumed that the Merger will be consummated in the manner contemplated by the Registration Statements and the Merger Agreement. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 8.02(b) of the Merger Agreement, each as of the Effective Time.

For purposes of our Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist at the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our Opinion is based could affect our conclusions herein. There can be no assurance, moreover, that our Opinion will be accepted by the IRS or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusions herein.

Leidos Holdings, Inc.

July 11, 2016

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, under current law, the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Leidos, Merger Sub and Spinco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

Except as set forth above, we express no other opinion. This Opinion has been prepared solely in connection with the Merger and may not be relied upon for any other purpose without our prior written consent. This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours, /s/ Skadden, Arps, Slate, Meagher & Flom LLP